Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

GREEKTOWN SUPERHOLDINGS, INC.

GREEKTOWN SUPERHOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST:                By written consent of the Board of Directors of the Corporation, resolutions were duly adopted setting forth an amendment (the “Charter Amendment”) of the Corporation’s Certificate of Incorporation, to (a) amend and restate Article Fourth, Section A, paragraph 3 of the Certificate of Incorporation and (b) amend and restate Article Fourth, Section B, paragraph 1 of the Certificate of Incorporation.

SECOND:         That Article Fourth, Section A, paragraph 3 of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

3.            Designation. A total of four million three hundred fifty-four thousand nine hundred thirty-five (4,354,935) shares of the Corporation’s Common Stock shall be designated as a series known as Series A-1 Common Stock, par value $0.01 per share (the “Series A-1 Common Stock”), and a total of six hundred forty-five thousand sixty-five (645,065) shares of the Corporation’s Common Stock shall be designated as a series known as Series A-2 Common Stock, par value $0.01 per share (the “Series A-2 Common Stock” and together with the Series A-1 Common Stock, the “Series A Common Stock”). The Corporation shall not effect any stock split, combination or other similar recapitalization with respect to any shares of any series of Common Stock of the Corporation unless (in addition to the obtaining of any consents required elsewhere in this Certificate) such stock split, combination or other similar recapitalization is effected with respect to all series of Common Stock then outstanding.

THIRD:              That Article Fourth, Section B, paragraph 1 of the Certificate of Incorporation be amended and restated to read in its entirety as follows:

1.            Designation. A total of one million six hundred eighty-eight thousand two hundred sixty-eight (1,688,268) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-1 Convertible Preferred Stock, par value $0.01 per share (the “Series A-1 Preferred Stock”), and a total of six hundred forty-five thousand sixty-five (645,065) shares of the Corporation’s Preferred Stock shall be designated as a series known as Series A-2 Participating Convertible Preferred Stock, par value $0.01 per share (the “Series A-2 Preferred Stock” and together with the Series A-1 Preferred Stock, the “Series A Preferred Stock”).

FOURTH:              The Corporation has not received any payment for any of its stock.

FIFTH:               The Charter Amendment was duly adopted in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to the Certificate of Incorporation as of the 31st day of March, 2010.

GREEKTOWN SUPERHOLDINGS, INC.

By:	/s/ George Boyer
Name:	George Boyer
Title:	Director

[Signature Page to Certificate of Amendment to Certificate of Incorporation]